Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-146982) on Form S-8 of AbitibiBowater Inc. of our report dated July 15, 2008, with respect to the Statement of Net Assets Available for Benefits of the Bowater Incorporated Retirement Savings Plan as of December 31, 2007 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended, and the financial statement schedule, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Montreal, Canada

July 16, 2009